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                                                               EXHIBIT 99.2N(2)

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933 for The Dessauer Global Equity Fund for the registration of 287,500 additional shares of its common stock, of our report dated May 23, 1997 which is included in Pre-Effective Amendment No. 2 to the Registration Statement (Form N-2 No. 333-7543) and the related prospectus of The Dessauer Global Equity Fund for the registration of 5,750,000 shares of its common stock, and to the reference to our firm under the caption "Accountants" in such prospectus.

                                         ERNST & YOUNG LLP


Los Angeles, California
May 29, 1997